PRESS RELEASE
                                  -------------


September 28, 2001                      Samuel J. Malizia, Chairman of the Board
                                        Board, Nittany Financial Corp.
                                        (814) 466-6625

Nittany Financial Corp.                 David Richards, President and CEO
State College, Pennsylvania             Nittany Financial Corp.
                                        (814) 234-7320


                   NITTANY FINANCIAL CORP. ANNOUNCES PLANS TO
                      CLOSE STOCK OFFERING OCTOBER 24, 2001

         September 28, 2001, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP., the holding company of Nittany Bank, State College, Pennsylvania, has announced a strong response to its previously announced offering of the Corporation's common stock and its intention to close the offering to the public on October 24, 2001. The Corporation announced in June 2001 that it was conducting through December 31, 2001, unless earlier terminated, an additional offering of 210,000 shares of the common stock of the Corporation, with an option to sell an additional 40,000 shares, if necessary. As stated in the Corporation's Prospectus, dated June 1, 2001, Nittany Financial Corp. offered the shares first to its existing stockholders and customers of Nittany Bank. The remaining stock is now being offered to the public, with preference given to persons residing in the State College, Pennsylvania area. The Corporation is offering up to 250,000 shares at a price of $9.50 per share. The proceeds of the offering are expected to be invested by the Corporation into the capital of Nittany Bank, in order to increase the Bank's working and regulatory capital.

         Chairman of the Board, Samuel J. Malizia announced "approximately 200,000 shares of the stock has already been purchased and the Corporation intends to close the stock offering on October 24, 2001. We are very pleased with the results of the stock offering to date. Although we will continue to offer the stock primarily to customers, stockholders and local residents, the stock offering is now open to the public, and the Corporation expects that it will sell up to the maximum amount of the stock offering."

         The President of the Corporation, David Richards, stated, the growth of Nittany Bank during its first three years of operation has greatly exceeded our original business plans. The proceeds from the stock offering will allow the Bank to continue to grow and expand services to the State College area, including the opening of the Nittany Bank Financial Center branch on Route 26 near the Nittany Mall around the end of November. As the only FDIC-insured financial institution headquartered and operated solely in State College, the majority of our stockholders reside in the State College area. The additional shares sold to date in the stock offering have been purchased primarily by existing stockholders, customers and residents of the State College area.

         The common stock of Nittany Financial Corporation is traded on the OTC Electronic Bulletin Board under the symbol NTNY. Nittany Bank commenced operations on October 26, 1998 as a newly chartered bank, and operates from three offices in State College at 116 College Avenue, 1276 North Atherton Street and 129 Rolling Ridge Drive (Hills Plaza). The Bank will be celebrating its three-year anniversary in October 2001, with over 8,000 accounts and $100 million of assets. Nittany Financial Corp. is the parent holding company of Nittany Bank and Nittany Asset Management, Inc., a company which offers securities investment services to the community.